Exhibit 5.1

[Reed Smith LLP letterhead]

March 15, 2017

Neonode Inc.

Storgatan 23C, 114 55

Stockholm, Sweden

Ladies and Gentlemen:

This opinion is furnished to Neonode Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-3 (the “Registration Statement”) filed on March 15, 2017 with the Securities and Exchange Commission (the “Commission”). The Registration Statement, including the prospectus which forms a part of the Registration Statement (the “Prospectus”), to be supplemented from time to time by one or more prospectus supplements (each, a “Prospectus Supplement”), provides for the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of shares of the Company’s common stock, par value $0.001 per share, with a maximum aggregate offering price of $20,000,000 (the “Shares”). The Shares are being registered for offering and sale from time to time pursuant to Rule 415 under the Securities Act.

As counsel to the Company, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the registration of the Shares. We have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Bylaws, certain resolutions of the Company’s Board of Directors, and other proceedings of the Company related thereto. We have also examined such records, documents, and certificates of public officials and of the Company, made such inquiries of officers of the Company and public officials, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

Based upon the foregoing, we are of the opinion that provided that (i) the Registration Statement has become effective under the Securities Act and the Prospectus and any Prospectus Supplement(s) required by applicable laws have been delivered as required by such laws; (ii) the issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company; (iii) the issuance and sale of the Shares does not violate any applicable law or the Company’s Certificate of Incorporation, as amended, or Bylaws, as amended, or result in a default under or breach of any agreement or instrument binding upon the Company and complies with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (iv) the Shares have been duly delivered to the purchasers thereof against payment therefor, then the Shares, when issued and sold as contemplated in the Registration Statement, the Prospectus, and the related Prospectus Supplement(s) and in accordance with any applicable duly authorized, executed, and delivered purchase, underwriting, or similar agreement, will be duly authorized, validly issued, fully paid, and nonassessable.

We do not express or purport to express any opinions with respect to laws other than the Federal laws of the United States of America and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the prospectus constituting a part thereof and any amendments thereto. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Reed Smith LLP

Reed Smith LLP